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                                                                     EXHIBIT 5.1

                     [KIMBERLY-CLARK CORPORATION LETTERHEAD]

                                 January 5, 2000


Kimberly-Clark Corporation
351 Phelps Drive
Irving, Texas 75038

               Re: Registration of 12,505,708 Shares of Common Stock and Associated Series A Junior Participating Preferred Stock Purchase Rights

Ladies and Gentlemen:

         I have acted as counsel to Kimberly-Clark Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's registration statement on Form S-4 (the "Registration Statement") relating to the registration of 12,505,708 shares of Common Stock, $1.25 par value, of the Company, together with 12,505,708 rights to purchase shares of Series A Junior Participating Preferred Stock of the Company (the "Rights") associated therewith, to be issued pursuant to: (a) the terms of the Agreement and Plan of Merger dated as of November 17, 1999 among the Company, Brooks Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of the Company ("Sub"), and Safeskin Corporation, a Florida corporation ("Safeskin"), which provides for the merger (the "Merger") of Sub with and into Safeskin, with Safeskin surviving as a wholly-owned subsidiary of the Company (the "Merger Shares"). The terms of the Rights are set forth in the Rights Agreement dated as of June 21, 1988, as amended and restated as of June 8, 1995 (the "Rights Agreement"), between the Company and Boston EquiServe, as Rights Agent.

         Based on the foregoing, it is my opinion that:

         1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

         2. The Merger Shares will be legally issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof, except with respect to non-assessability as provided by
         Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, when:
         (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; and (ii) the Merger shall have become effective under the General Corporation Law of the State of Florida.

         3. Each Right associated with a Merger Share will be legally issued when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) such Right shall have been duly issued in accordance with the terms of


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         the Rights Agreement; and (iii) the associated Merger Share shall have been duly issued as set forth in paragraph 2.

         The foregoing opinions are limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. I express no opinion as to the application of the securities or blue sky laws of the various states to the sale of the Merger Shares or the issuance of the Rights.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to me included in or made part of the Registration Statement.

                                            Very truly yours,



                                             /s/ O. GEORGE EVERBACH
                                            ---------------------------------
                                            O. George Everbach
                                            Senior Vice President
                                            Law and Government Affairs
                                            Kimberly-Clark Corporation